UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2016

ANACOR PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34973	25-1854385
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

1020 East Meadow Circle,

Palo Alto, CA 94303-4230

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 543-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously disclosed in the Current Report on Form 8-K filed by Anacor Pharmaceuticals, Inc., a Delaware corporation (“Anacor”), with the U.S. Securities and Exchange Commission (the “SEC”) on May 16, 2016, Anacor entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 14, 2016, with Pfizer Inc., a Delaware corporation (“Pfizer”), and Quattro Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pfizer (“Merger Sub”). Pursuant to the Merger Agreement, on May 26, 2016, Merger Sub commenced a tender offer to purchase any and all of the outstanding shares of common stock, par value $0.001 per share, of Anacor (the “Shares”), at a price of $99.25 per Share (the “Offer Price”), net to the seller in cash, without interest, subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 26, 2016 (as amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as amended or supplemented from time to time, the “Letter of Transmittal,” and together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, the “Offer”), filed as Exhibit (a)(1)(A) and Exhibit (a)(1)(B), respectively, to the Schedule TO originally filed with the SEC by Pfizer and Merger Sub on May 26, 2016.

The Offer and withdrawal rights expired immediately after 11:59 p.m., New York City time, on June 23, 2016. Computershare Trust Company, N.A., in its capacity as depositary and paying agent for the Offer (the “Depositary”), has advised Pfizer and Merger Sub that a total of 35,006,482 Shares were validly tendered and not validly withdrawn pursuant to the Offer as of the Expiration Date, representing approximately 76.7% of the outstanding Shares. In addition, notices of guaranteed delivery have been delivered for 4,300,427 Shares, representing approximately 9.4% of the outstanding Shares. All conditions to the Offer having been satisfied, on June 24, 2016, Merger Sub accepted for payment all Shares validly tendered and not validly withdrawn prior to the Expiration Date (as defined in the Offer), and payment of the Offer Price for such Shares will be made by the Depositary.

On June 24, 2016 (the “Closing Date”), pursuant to the terms of the Merger Agreement and in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Merger Sub merged with and into Anacor, with Anacor continuing as the surviving corporation (the “Merger”). Upon completion of the Merger, Anacor became a wholly-owned subsidiary of Pfizer.

Pursuant to the Merger Agreement, each Share outstanding immediately prior to the Effective Time (as defined in the Offer) (other than treasury Shares held by Anacor and any Shares owned by Pfizer, Merger Sub or any person who was entitled to and has properly demanded statutory appraisal of his or her Shares under the DGCL) was canceled and converted at the Effective Time into the right to receive an amount in cash equal to the Offer Price, without interest (the “Merger Consideration”).

Each option to purchase Shares that was outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, became fully vested (to the extent unvested) and was converted at the Effective Time into the right to receive an amount in cash equal to the product obtained by multiplying (a) the excess, if any, of the Offer Price over the exercise price per Share of such stock option by (b) the total number of Shares subject to such stock option, less any required withholding taxes. Any options to purchase Shares for which the exercise price per Share equaled or exceeded the Offer Price were canceled for no consideration at the Effective Time. Subject to certain exceptions, each restricted stock unit in respect of Shares that was outstanding immediately prior to the Effective Time, whether vested or unvested, became fully vested (to the extent unvested) and was converted at the Effective Time into the right to receive an amount in cash equal to the product obtained by multiplying (a) the Offer Price by (b) the total number of Shares subject to such restricted stock unit, less any required withholding taxes. Certain restricted stock units in respect of Shares held by a consultant of Anacor were converted into a fixed cash amount on the same terms as described in the preceding sentence but remain subject to the vesting schedule and performance conditions that applied prior to the Effective Time.

The aggregate consideration for the transaction, net of Anacor’s cash and cash equivalents, was approximately $5.2 billion, which assumes the conversion of Anacor’s outstanding convertible notes.

The foregoing summary description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the terms of the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Anacor with the SEC on May 16, 2016 and is incorporated by reference herein.

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The consummation of the Merger on June 24, 2016 constituted a “Make-Whole Fundamental Change” and a “Fundamental Change” under (i) the Indenture, dated as of October 16, 2014 (such indenture, the “2021 Indenture”), governing Anacor’s 2.00% Convertible Senior Notes due 2021 (such notes, the “2021 Notes”), and (ii) the Indenture, dated as of April 6, 2016 (such indenture, the “2023 Indenture”, and together with the 2021 Indenture, the “Indentures”), governing Anacor’s 2.00% Convertible Senior Notes due 2023 (such notes, the “2023 Notes”, and together with the 2021 Notes, the “Notes”). As result, holders of the Notes have the right to require Anacor to repurchase their Notes at their principal amount plus accrued and unpaid interest on a date (the “Fundamental Change Purchase Date”) specified by Anacor in accordance with the terms of the Indentures (the “Repurchase Right”). Anacor has designated August 15, 2016 as the Fundamental Change Purchase Date under the Indentures.

In connection with the Merger, holders of the Notes also have the right to convert their Notes for cash at the then applicable conversion rate under the applicable Indenture (subject to any adjustments provided for therein, including any additional shares owing at conversion if such conversion is done in connection with a Make-Whole Fundamental Change) (the “Conversion Right”). Holders of the Notes may exercise the Conversion Right in connection with the Make-Whole Fundamental Change at any time until the business day immediately preceding the Fundamental Change Purchase Date.

Assuming that each holder of Notes exercised the Repurchase Right, Anacor would be obligated to make aggregate payments of approximately $370 million, plus accrued and unpaid interest.

Assuming that each holder of Notes exercised the Conversion Right in connection with a Make-Whole Fundamental Change, Anacor would be obligated to make aggregate payments of approximately $697 million.

Holders may only exercise one of either the Repurchase Right or the Conversion Right.

In connection with the Merger, Anacor executed supplemental indentures to each of the Indentures, which provide that, at and after the Effective Time, the consideration due upon any conversion of the Notes will not be Shares and instead will be cash (with any reference to any number of Shares instead being a reference to a cash amount equal to the Offer Price multiplied by such number of Shares). Copies of the First Supplemental Indenture to the 2021 Indenture and the First Supplemental Indenture to the 2023 Indenture are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference.

In connection with the Merger, Anacor also terminated its capped call transactions (the “Capped Call Transactions”), dated as of March 31, 2016 and April 1, 2016, with Citigroup Global Markets Inc. (“Citigroup”) and Goldman, Sachs & Co (“GS”, together with Citigroup, the “Capped Call Counterparties”). The Capped Call Transactions were entered into to reduce the potential dilution with respect to Anacor’s common stock and/or offset any potential cash payments that Anacor would be required to make in excess of the principal amount of converted Notes, as the case may be, upon any conversion of the Notes to the extent that the market price per share of Anacor’s common stock exceeded the applicable strike price of the Capped Call Transactions (which initially corresponded to the applicable conversion price of the Notes). As a result of the termination of the Capped Call Transactions, the Capped Call Counterparties made aggregate payments of approximately $13 million to Anacor.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On the Closing Date, in connection with the consummation of the Merger, Anacor notified The NASDAQ Stock Market LLC (“NASDAQ”) that the Merger had been consummated, and requested that the trading of Shares on NASDAQ be halted prior to market open on the Closing Date and that the listing of the Shares on NASDAQ be withdrawn. In addition, Anacor requested that NASDAQ file with the SEC a notification on Form 25 to report the delisting of the Shares from NASDAQ and to deregister the Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Anacor intends to file with the SEC a Form 15 suspending Anacor’s reporting obligations under Sections 13 and 15(d) of the Exchange Act.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth under Item 2.01, Item 2.04, Item 5.01 and Item 5.03 of this Current Report on 8-K is incorporated by reference into this Item 3.03.

Item 5.01.	Changes in Control of Registrant.

As a result of Merger Sub’s acceptance for payment of all Shares that were validly tendered and not validly withdrawn pursuant to the Offer and the consummation of the Merger pursuant to Section 251(h) of the DGCL on the Closing Date, a change in control of Anacor occurred and Anacor is now a wholly-owned subsidiary of Pfizer. The information set forth under Item 2.01, Item 2.04, Item 5.02 and Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger, pursuant to the terms of the Merger Agreement, at the Effective Time, the directors of Merger Sub — Douglas E. Giordano, Margaret M. Madden and Bryan Supran — replaced Paul L. Berns, Anders D. Hove, Keith R. Leonard, Jr., Mark Leschly, William J. Rieflin, Lucy Shapiro and Wendell Wierenga as the directors of Anacor, and the executive officers of Anacor ceased serving in such capacities.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the terms of the Merger Agreement, at the Effective Time, Anacor’s certificate of incorporation, as in effect immediately prior to the Effective Time, was amended and restated in its entirety (the “Amended and Restated Certificate of Incorporation”). In addition, pursuant to the terms of the Merger Agreement, at the Effective Time, Anacor’s By-Laws, as in effect immediately prior to the Effective Time, were amended and restated in their entirety (the “Amended and Restated By-Laws”).

Copies of the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws are filed as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference.

Item 8.01.	Other Events.

On June 24, 2016, Pfizer issued a press release relating to the expiration of the Offer and the consummation of the Merger. The press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of May 14, 2016, by and among Anacor Pharmaceuticals, Inc., Pfizer Inc. and Quattro Merger Sub Inc. (incorporated herein by reference to Exhibit 2.1 to Current Report on Form 8-K filed by Anacor Pharmaceuticals, Inc. with the SEC on May 16, 2016).

3.1	Amended and Restated Certificate of Incorporation of Anacor Pharmaceuticals, Inc.

3.2	Amended and Restated By-Laws of Anacor Pharmaceuticals, Inc.

4.1	First Supplemental Indenture, dated as of June 24, 2016, by and among Anacor Pharmaceuticals, Inc. and Wells Fargo Bank, National Association, as Trustee, to the Indenture, dated as of October 16, 2014, governing Anacor Pharmaceuticals, Inc.’s 2.00% Convertible Senior Notes due 2021

4.2	First Supplemental Indenture, dated as of June 24, 2016, by and among Anacor Pharmaceuticals, Inc. and Wells Fargo Bank, National Association, as Trustee, to the Indenture, dated as of April 6, 2016, governing Anacor Pharmaceuticals, Inc.’s 2.00% Convertible Senior Notes due 2023

99.1	Press Release dated June 24, 2016.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANACOR PHARMACEUTICALS, INC.

Date: June 24, 2016	By:	/s/ Margaret M. Madden
	Name:	Margaret M. Madden
	Title:	Secretary and Vice President

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of May 14, 2016, by and among Anacor Pharmaceuticals, Inc., Pfizer Inc. and
Quattro Merger Sub Inc. (incorporated herein by reference to Exhibit 2.1 to Current Report on Form 8-K filed by Anacor
Pharmaceuticals, Inc. with the SEC on May 16, 2016).

3.1	Amended and Restated Certificate of Incorporation of Anacor Pharmaceuticals, Inc.

3.2	Amended and Restated By-Laws of Anacor Pharmaceuticals, Inc.

4.1	First Supplemental Indenture, dated as of June 24, 2016, by and among Anacor Pharmaceuticals, Inc. and Wells Fargo
Bank, National Association, as Trustee, to the Indenture, dated as of October 16, 2014, governing Anacor
Pharmaceuticals, Inc.’s 2.00% Convertible Senior Notes due 2021

4.2	First Supplemental Indenture, dated as of June 24, 2016, by and among Anacor Pharmaceuticals, Inc. and Wells Fargo
Bank, National Association, as Trustee, to the Indenture, dated as of April 6, 2016, governing Anacor Pharmaceuticals,
Inc.’s 2.00% Convertible Senior Notes due 2023

99.1	Press Release dated June 24, 2016.